                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 1, 2001 relating to the consolidated financial statements, which appears in the 2000 Annual Report to Shareholders of ON Semiconductor Corporation, which is incorporated by reference in ON Semiconductor Corporation's Annual Report on Form 10-K/A for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated February 1, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K/A. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/S/ PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona
November 14, 2001